Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which is included in the report on Form 8-K/A of Manhattan Pharmaceuticals, Inc. filed June 15, 2005 and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated April 1, 2005 on our audits of the financial statements of Tarpan Therapeutics, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004, the period from July 16, 2003 (date of inception) to December 31, 2003, and the period from July 16, 2003 (date of inception) to December 31, 2004. We also consent to the reference to our firm under the caption "Experts."

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 8, 2006